As filed with the Securities and Exchange Commission on March 21, 2006.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NaturalNano, Inc.
(Exact name of issuer as specified in its charter)

Nevada	87-0646435
(State of Incorporation)	(I.R.S. Employer Identification No.)

150 Lucius Gordon Drive, Suite 115
West Henrietta, New York 14586
(585) 214-8005
(Address and telephone number of principal executive offices)

NATURALNANO, INC. 2005 INCENTIVE STOCK PLAN
(Full Title of the Plan)

Michael D. Riedlinger, President
NaturalNano, Inc.
150 Lucius Gordon Drive, Suite 115
West Henrietta, New York 14586
(585) 214-8005
(Name, address and telephone number of agent for service)

Copies to:

William E. Kelly, Esq.
Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110
(617) 345-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (par value $0.001 per share)	9,810,000	(3)	$0.05	$490,000.00	$52.43
Common Stock (par value $0.001 per share)	4,190,000	(4)	$1.43	$6,138,350.00	$656.80
Totals	14,000,000			$6,628,350.00	$709.23

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)
Offering prices of shares issuable under options that have not yet been granted as of the date of this Registration Statement are computed in accordance with Rule 457(h) and Rule 457(c) of the Securities Act, based upon the average of the high and low prices of our common stock as reported on the OTC Bulletin Board on March 15, 2006. Offering prices of shares issuable upon exercise of options that are outstanding as of the date of this Registration Statement are computed in accordance with Rule 457(h) based on the weighted average exercise price (rounded to the nearest cent) of the outstanding options. Offering prices are estimated solely for the purpose of calculating the registration fee.

(3)	Represents common stock issuable upon exercise of options outstanding under the NaturalNano, Inc. 2005 Incentive Stock Plan as of the date of this Registration Statement.
(4)	Represents common stock available for issuance under the NaturalNano, Inc. 2005 Incentive Stock Plan as of the date of this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Registration Statement includes two forms of prospectus. The documents constituting the prospectus under Part I of this Registration Statement (the “Plan Prospectus”) will be sent or given to participants in the NaturalNano, Inc. 2005 Incentive Stock Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Act”), as amended. The second prospectus (the “Resale Prospectus”) may be used in connection with reoffers and resales, made on a delayed or continuous basis in the future, as provided by Rule 415 under the Act, of shares of our Common Stock acquired by Plan participants prior to or after the date of this Registration Statement. The Plan Prospectus has been omitted from this Registration Statement as permitted by Part I of Form S-8. The Resale Prospectus is filed as part of this Registration Statement as required by Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

We will, upon written or oral request, provide without charge to any person to whom the Prospectus relating to this Registration Statement is delivered, a copy of any and all of the information which has been incorporated by reference in such Prospectus and this Registration Statement (pursuant to Item 3 of Part II below). Such requests should be directed to the Chief Financial Officer, NaturalNano, Inc., 150 Lucius Gordon Drive, Suite 115, West Henrietta, New York 14586, telephone: (585) 214-8005.

RESALE PROSPECTUS

NaturalNano, Inc.

150 Lucius Gordon Drive, Suite 115
West Henrietta, New York 14586
(585) 214-8005

9,190,000 SHARES OF COMMON STOCK

This resale prospectus relates to the offer and sale of up to 9,190,000 shares of our Common Stock from time to time by the selling stockholders identified beginning on page 15 of this resale prospectus or by permitted transferees. The Common Stock is issuable to the selling stockholders from time to time under the NaturalNano, Inc. 2005 Incentive Stock Plan.

Our Common Stock is traded in the over-the-counter market and is reported on the OTC Bulletin Board under the symbol “NNAN.”

We will not receive any of the proceeds from the sales by the selling stockholders. The Common Stock may be sold from time to time by the selling stockholders either directly in private transactions, or through one or more brokers or dealers in the over-the-counter market, or any other market or exchange on which the Common Stock is quoted or listed for trading, at such prices and upon such terms as may be obtainable.

Upon any sale of the Common Stock by a selling stockholder, any participating agents, brokers, dealers or market makers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended, and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

No underwriter is being utilized in connection with this offering. We will pay all expenses incurred in connection with this offering and the preparation of this resale prospectus.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE “RISK FACTORS” BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
RESALE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.

The date of this resale prospectus is March 21, 2006

You should only rely on the information incorporated by reference or provided in this resale prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this resale prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or such supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file proxy statements and annual, quarterly and special reports with the Securities and Exchange Commission (the “Commission”). You may read and copy this information, for a copying fee, at the Commission’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the Commission at (202) 551-8090 for more information on its public reference rooms. Our Commission filings are also available to the public for a fee from commercial document retrieval services and free of charge at the web site maintained by the Commission at http://www.sec.gov . We also provide access to these reports on our web site at www.naturalnano.com . Information on our web site is not incorporated by reference in this resale prospectus.

We have filed with the Commission a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register with the Commission the resale of the shares of the Common Stock described in this resale prospectus. This resale prospectus is part of that registration statement, and provides you with a general description of the shares of the Common Stock being registered, but does not include all of the information you can find in the registration statement or the exhibits. You should refer to the registration statement and its exhibits for more information about us, and the shares of Common Stock being registered.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information into this resale prospectus, which means that we can disclose important information to you by referring to another document filed separately by us with the Commission. The information incorporated by reference is deemed to be part of this resale prospectus, except for information superseded by this prospectus. This resale prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission as of their respective filing dates. These documents contain important information about us and our finances.

1.	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

2.
The description of our Common Stock contained in the registration statement filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference additional documents that we may file with the Commission in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering. Nothing in this resale prospectus shall be deemed to incorporate information furnished by us, but not filed with the Commission, pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.

Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Commission. Documents incorporated by reference are available from us without charge. Any person to whom this resale prospectus is delivered may obtain documents incorporated by reference into this resale prospectus, other than exhibits to the documents unless such exhibits are specifically incorporated by reference in the documents, by requesting them in writing or by telephone from:

Kathleen A. Browne, Chief Financial Officer
NaturalNano, Inc.
150 Lucius Gordon Drive, Suite 115
West Henrietta, New York 14586
Telephone: (585) 214-8005.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This resale prospectus and the documents incorporated by reference herein contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of Private Securities Litigation Reform Act of 1995). While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Risk Factors.” In addition, we operate in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statement.

NOTE REGARDING STOCK SPLIT

On February 8, 2006 we effected a two-for-one stock split. All references in this resale prospectus to numbers of shares of our Common Stock and to related per-share prices (including references to periods prior to the effective date of the stock split) reflect the stock split.

RISK FACTORS

You should carefully consider, among other potential risks, the following risk factors as well as all other information set forth or referred to in this Report before purchasing shares of our Common Stock. Investing in our Common Stock involves a high degree of risk. If any of the following events or outcomes actually occurs, our business operating results and financial condition would likely suffer. As a result, the trading price of our Common Stock could decline, and you may lose all or part of the money you paid to purchase our Common Stock.

Risks Related to our Business

We are a new business with a limited operating history having no material revenues to date and therefore a high risk of potential business failure unless we can overcome the many obstacles inherent to a development stage business.

We are a development stage company with limited prior business operations. Our business focus is currently directed at the development and technical evaluation of commercial opportunities for certain naturally occurring nanoscale materials. Because of our limited operating history, you may not have adequate information on which you can base an evaluation of our business and prospects. To date, our efforts have been devoted primarily to the following:

•	organizational activities;

•	developing a business plan;

•	obtaining funding;

•	aggressively patenting our intellectual property;

•	licensing technology relevant to our business model;

•	establishing strategic research partners;

•	conducting technical product research on processing alternatives; and

•	marketing to identified industry leaders.

We are still in our formative and development stage. As an investor, you should be aware of the difficulties, delays and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including unanticipated research and development expenses, employment costs, and administrative expenses. We cannot assure our investors that our proposed business plans as described in this prospectus will materialize or prove successful, or that we will be able to finalize development of our products or operate profitably.

From our inception in December 2004 through December 31, 2005, we incurred cumulative losses of approximately $2,652,492. We cannot assure you that we will achieve profitability in the immediate future or at any time. If we do not achieve profitability, you could lose your investment. As a result of the start-up nature of our business, we expect to sustain substantial operating expenses before generating significant revenues.

In order to establish ourselves, we are dependent on continued funding and the successful development and marketing of our products. You should be aware of the increased risks, uncertainties, difficulties and expenses we face as a research and development company and that an investment in our Common Stock may become worthless if our business fails.

If we cannot achieve commercial application of our nanoscale materials, we may not achieve profitability.

We must develop commercial applications for halloysite nanotubes, which we intend to do primarily by collaborating with market leaders in each potential field of use. If we fail to establish such collaborative relationships or if we are unable to develop sufficiently attractive commercial uses for our nanoscale materials or if we are unable to produce these materials at a competitive cost, we may not achieve profitability.

We may not be able to manage our growth effectively, which could adversely affect our operations and financial performance.

The ability to manage and operate our business as we execute our development and growth strategy will require effective planning. Significant rapid growth could strain our internal resources and could adversely affect our financial performance. We expect that our efforts to grow will place a significant strain on our personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require us to successfully attract, train, motivate, retain and manage new employees and continue to update and improve our operational, financial and management controls and procedures. If we do not manage our growth effectively, our operations could be adversely affected, resulting in slower growth and a failure to achieve or sustain profitability.

We may not be able to fully protect our proprietary rights and we may infringe the proprietary rights of others. The Company’s intellectual property may infringe on the rights of others, resulting in costly litigation.

Our future success depends significantly on our ability to protect and preserve the proprietary rights related to our technology and resulting products. We have the rights to twenty issued or pending patents relating to processes and technologies and expect to continually invest in the growth of our intellectual property portfolio through in-house development and through third party licensing and join venture research. We cannot assure you that we will be able to prevent third parties from using our intellectual property rights and technology without our authorization. We intend to pursue aggressively all efforts to obtain patent protection for our technology. We also rely on trade secrets, common law trademark rights and trademark registrations, as well as confidentiality and work for hire, development, assignment and license agreements with employees, consultants, third party developers, licensees and customers. Our protective measures for these intangible assets afford only limited protection and may be flawed or inadequate.

Policing unauthorized use of our technology is difficult, and some foreign laws do not provide the same level of protection as U.S. laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or patents that we may obtain, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and have a material adverse effect on our future operating results.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. In particular, there has been an increase in the filing of suits alleging infringement of intellectual property rights, which pressure defendants into entering settlement arrangements quickly to dispose of such suits, regardless of their merits. Other companies or individuals may allege that we infringe on their intellectual property rights. Litigation, particularly in the area of intellectual property rights, is costly and the outcome is inherently uncertain. In the event of an adverse result, we could be liable for substantial damages and we may be forced to discontinue our use of the subject matter in question or obtain a license to use those rights or develop non-infringing alternatives. Any of these results would increase our cash expenditures, adversely affecting our financial condition.

We may not have opportunities to enter into additional strategic partnerships for the commercialization of our technologies which could have a severe negative impact on our ability to market our products.

Leveraging strategic partnerships is vital to the success of our business plan. These relationships help us to validate and expand our technology, develop extraction and separation processes, offer insight into additional application opportunities and develop future sales channels. We intend to continue our development of these strategic partnerships with research teams at leading industry manufacturers, suppliers and universities worldwide in order to develop the manufacturing and marketing strategies that will be required to commercialize our products. If we are unable to enter into any new partnerships in the future, we may be unable to complete the commercialization of our products as effectively as we currently envision.

If we fail to keep up with changes affecting its technology and the markets that we will ultimately service, we will become less competitive, adversely affecting future financial performance.

In order to remain competitive and serve our customers effectively, we must respond on a timely and cost-efficient basis to changes in technology, industry standards, procedures and customer preferences. We need to continuously develop new technology, products and services to address new developments. In some cases these changes may be significant and the cost to comply with these changes may be substantial. We cannot assure you that we will be able to adapt to any changes in the future or that we will have the financial resources to keep up with changes in the marketplace. Also, the cost of adapting our technology, products and services may have a material and adverse effect on our operating results.

The industry in which we operate is highly competitive and has relatively low barriers to entry. Increased competition could result in margin erosion, which would make profitability even more difficult to achieve and sustain.

We expect that our future product offerings will provide new capabilities and we anticipate superior performance compared to existing materials. However, many of our current and prospective competitors are larger and have greater financial resources, which could create significant competitive advantages for those companies. Our future success depends on our ability to compete effectively with other manufacturers of material additives that may have internal development programs. As a result, we may have difficulty competing with larger, established competitor companies. Generally, these competitors have:

•	substantially greater financial, technical and marketing resources;
•	larger customer bases;
•	better name recognition; and
•	potentially more expansive product offerings.

Many existing and potential competitors have greater financial resources and are likely to command a larger market share, which may enable them to establish a stronger competitive position than we have, in part through greater marketing opportunities. If we fail to address competitive developments quickly and effectively, we may not be able to remain a viable entity.

Our business could be negatively affected by any adverse economic developments in the advanced materials industry and/or the economy in general.

We depend on the demand for the application of our technology and nanoscale materials and our business is susceptible to downturns in the advanced materials industry and the economy in general. Any significant downturn in the market or in general economic conditions would likely hurt our business.

Being a public company increases the administrative costs, which could result in lower net income, and make it more difficult for us to attract and retain key personnel.

As a public company, we expect to incur significant legal, accounting and other expenses a private company would not incur. The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, has required changes in corporate governance practices of public companies. We expect that these new rules and regulations will increase our legal and financial compliance costs and make some activities more time consuming. These new rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and qualified members of our Board of Directors, particularly to serve on our audit committee.

Our future success depends on retaining our existing key employees and hiring and assimilating new key employees. The loss of key employees or the inability to attract new key employees could limit our ability to execute our growth strategy, resulting in lost sales and a slower rate of growth.

Our success depends in part on our ability to retain key employees including our executive officers. Although we have certain employment agreements in effect with our executives, each executive can terminate his or her agreement generally with 90 days notice. It would be difficult for us to replace any one of these individuals. In addition, as we grow we may need to hire additional key personnel. We may not be able to identify and attract high quality employees or successfully assimilate new employees into our existing management structure.

Our growth strategy assumes that we may possibly make future targeted strategic acquisitions. A future acquisition may disrupt our business, dilute stockholder value or distract management’s attention from operations.

Unless we can develop our technology into marketable products, our ability to generate revenue may be hindered and our ability to achieve profitability will be slow and difficult. A possible strategy is to acquire new technology or products through targeted strategic acquisitions. If we attempt and fail to execute on this strategy, our revenues may not increase and our ability to achieve significant profitability will be delayed. We may not be able to identify any appropriate targets or acquire them on reasonable terms. Even if we make strategic acquisitions, we may not be able to integrate these technologies, products and/or businesses into our existing operations in a cost-effective and efficient manner.

Because two of our directors are equity owners and managers of Technology Innovations LLC, our majority shareholder, there may be conflicts of interest.

Michael L. Weiner, the Chairman of our Board of Directors, is the Manager and a 42.74% beneficial equity member of Technology Innovations LLC, a company engaged in the business of identifying and acquiring intellectual property for investment and exploitation and our controlling shareholder. Mr. Weiner and Ross Kenzie, also a member of our Board of Directors, make up the Technology Innovations, LLC Board of Members. Technology Innovations and its members own 53.9% of our outstanding Common Stock. We have also issued to Technology Innovations, LLC 1,000,000 options for the purchase of our Common Stock. In addition, we have entered into a licensing agreement with Technology Innovations, LLC relating to the worldwide exclusive rights of various patent applications and provisional patents that are owned by Technology Innovations. Further, Mr. Weiner is on the board of Nanolution, LLC, a wholly owned subsidiary of Biophan Technologies, Inc., an entity with which we have entered into a joint research agreement.

Because of the nature of our business and the business of these other entities, the relationships of Messrs. Weiner and Kenzie with these other entities may give rise to conflicts of interest with respect to certain matters affecting us. All potential conflicts may not be resolved in a manner that is favorable to us. We believe it is impossible to predict the precise circumstances under which future potential conflicts may arise and therefore intend to address potential conflicts on a case-by-case basis. Under Nevada law, directors have a fiduciary duty to act in good faith and with a view to the interests of the corporation.

Risks Related to Our Common Stock

We have a history of operating losses and expect to report future losses that may cause our stock price to decline.

For the operating period since inception (December 22, 2004) through December 31, 2005, we have incurred a net loss of $2,652,492. We expect to continue to incur losses as we spend additional capital to develop and market our technologies and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether we will ever earn a significant amount of revenues or profit, or, if we do, that we will be able to continue earning such revenues or profit. Also, any economic weakness or global recession may limit our ability to develop and ultimately market our technologies. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.

Our research and development efforts may not result in commercially viable products which could result in a decline of our stock price and a loss of your investment.

Our technologies are in the development stage. Further research and development efforts will be required to develop these technologies to the point where they can be incorporated into commercially viable or saleable products. We cannot assure you, that our research and development program will be accomplished in the order or in the time frame we envision. We reserve the right to modify the research and development program. We may not succeed in developing commercially viable products from our technologies. If we are not successful in developing commercially viable products or if such products become obsolete, our ability to generate revenues from our technologies will be severely limited. This would result in the loss of all or part of your investment.

We may not be able to develop a market for our technology which would likely cause our stock price to decline.

The demand and price for our technology will be based upon the existence of markets for the technology and related products and the markets for products of others which may utilize our technology. The extent to which we may gain share in our intended markets will depend, in part, upon the cost effectiveness and performance of our technology and products when compared to alternative technologies, which may be more conventional or heretofore unknown. If the technology or products of other companies provide more cost-effective alternatives or otherwise outperform our technology or products, the demand for our technology or products maybe adversely affected. Our success will be dependent upon market acceptance of our technology and related products. The failure of our technology to achieve and maintain meaningful levels of market acceptance would materially and adversely affect our business, financial condition, results of operations and market penetration. This would likely cause our stock price to decline.

We may need to raise additional capital. If we are unable to raise necessary additional capital, our business may fail or our operating results and our stock price may be materially adversely affected.

Because we are a development stage company and have no material revenues, we need to secure on-going funding. If we are unable to obtain adequate funding, we may not be able to successfully develop and market our products and our business will most likely fail. To secure additional financing, we may need to borrow money or sell more securities, which may reduce the value of the securities to be sold by the selling stockholders in this offering. Under these circumstances, we may be unable to secure additional financing on favorable terms or at all.

Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders. If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. If we are unable to obtain adequate financing, we may have to curtail business operations which would have a material negative effect on operating results and most likely result in a lower stock price.

Future sales of shares of our Common Stock may decrease the price for such shares.

On November 29, 2006, 110,775,956 shares of our Common Stock will be eligible for resale on the open market under Rule 144. Actual sales, or the prospect of sales by our shareholders, may have a negative effect on the market price of the shares of our Common Stock. If any of our shareholders either individually or in the aggregate cause a large number of shares of our Common Stock to be sold in the public market, or if the market perceives that these holders intend to sell a large number of shares, such sales or anticipated sales could result in a substantial reduction in the trading price of shares of our Common Stock and could also impede our ability to raise future capital. Sales of a substantial number of shares of our Common Stock in the public markets, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. In addition to the 121,074,740 shares of our Common Stock currently issued and outstanding, there are an additional 18,500,000 shares of Common Stock reserved for future issuance as follows:

(i)	9,810,000 shares issuable upon exercise of outstanding options granted under our 2005 Incentive Stock Plan;

(ii)	4,500,000 shares issuable upon exercise of stock purchase warrants; and

(iii)	4,190,000 shares reserved for future issuance under our 2005 Incentive Stock Plan.

Our Common Stock has experienced in the past, and is expected to experience in the future, significant price and volume volatility, which substantially increases the risk that you may not be able to sell your shares at or above the price that you pay for the shares.

Because of a limited trading market and the possibility of price volatility of our Common Stock, you may not be able to sell your shares of Common Stock when you desire to do so. During the period since November 29, 2005, and through the date of this prospectus, our Common Stock was sold and purchased at prices that ranged (at prices adjusted for the two-for-one stock split) from a high of $2.45 to a low of $0.55 per share. During this same period, the daily average reported trading volume of our Common Stock was approximately 25,864 shares. There can be no assurance that the trading price of our Common Stock will remain at recent levels. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our Common Stock may suffer greater declines because of its price volatility.

The price of our Common Stock that will prevail in the market after this offering may be higher or lower than the price you pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•	variations in our quarterly operating results;
•	our ability to complete the research and development of our technologies;
•	the development of a future market for our products;
•	changes in market valuations of similar companies;
•	announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	additions or departures of key personnel; and
•	fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and securities traded in the over-the-counter market and technology stocks in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

Since November 29, 2005, there have been periods of notable increases in trading volume of our Common Stock during which the price of our stock has both increased and decreased. The historical trading of our Common Stock is not necessarily an indicator of how it will trade in the future and our trading price as of the date of this prospectus is not necessarily an indicator of what the trading price of our Common Stock might be in the future.

In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies' Common Stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

The sale of shares by the selling stockholders as contemplated by this resale prospectus may encourage short selling and have an adverse impact on the market price of our Common Stock.

The resale by the selling stockholders of our Common Stock as contemplated by this prospectus will increase the number of our publicly traded shares, which could depress the market price of our Common Stock. Moreover, the mere prospect of resales by the selling stockholders (all of whom are officers, directors or holders of 10% or more of the outstanding shares of our Common Stock) as contemplated by this prospectus could depress the market price for our Common Stock.

Our issuance of Common Stock at a price below prevailing trading prices at the time of issuance may cause our stock price to decline.

We have, in the past, sold shares of our Common Stock at a discount to prevailing market prices. Specifically, we issued 20,939,200 (split-adjusted) shares of Common Stock upon the conversion of outstanding convertible bridge notes on November 29, 2005 at a conversion price, adjusted for the stock split, of $0.20 per share when the closing price on the date of the conversion, adjusted for the stock split, was $0.625 per share.

As of February 28, 2006 we had an aggregate of 9,810,000 options and 4,500,000 warrants outstanding having a weighted average exercise price of $0.05 and $0.115 per share, respectively. The issuance of shares of our Common Stock upon exercise of these options and warrants, as well as other options and warrants that we issue in the future, may also result in shares being issued for consideration that is less than the trading price of our Common Stock at the time of such issuance.

Shares of our Common Stock may be subject to price illiquidity and volatility because our shares may continue to be thinly traded and may never become eligible for trading on NASDAQ or a national securities exchange.

Although a trading market for our Common Stock exists, the trading volume has not been significant and an active trading market for our Common Stock may never develop. There currently is no analyst coverage of our business. Relatively few shares of our Common Stock are currently freely tradable and the volume of shares in our public “float” will continue to be limited due to resale restrictions under applicable securities laws on shares issued in private placement transactions and the fact that approximately 54.9 % of the outstanding shares of our Common Stock are held by our officers, directors or major stockholders. As a result of the thin trading market for our Common Stock and the lack of analyst coverage, the market price for our shares may continue to fluctuate significantly and will likely be more volatile than the stock market as a whole. There may be a limited demand for shares of our Common Stock due to the reluctance or inability of certain investors to buy stocks quoted for trading on the OTC Bulletin Board (OTCBB), lack of analyst coverage of our Common Stock, and a negative perception by investors of stocks traded on the OTCBB. As a result, even if prices appear favorable, there may not be sufficient demand in order to complete a shareholder’s sell order. Without an active public trading market or broader public ownership, shares of our Common Stock are likely to be less liquid than the stock of most public companies, and any of our shareholders who attempt to sell their shares in any significant volumes may not be able to do so at all, or without depressing the publicly quoted bid prices for our shares.

While we may at some point be able to meet the requirements necessary for our Common Stock to be listed on one of the NASDAQ stock markets or on a national securities exchange, we cannot assure you that such listing will ever be achieved. Initial listing on one of the NASDAQ markets or one of the national securities exchanges is subject to a variety of requirements, including minimum trading price and minimum public “float” requirements, and could also be affected by the general skepticism of such markets concerning companies that are the result of mergers with inactive publicly-held companies. There are also continuing eligibility requirements for companies listed on public trading markets. If we are unable to satisfy the initial or continuing eligibility requirements of any such market, then our stock may not be listed or could be delisted. This could result in a lower trading price for our Common Stock and may limit your ability to sell your shares, any of which could result in you losing some or all of your investments.

The so-called "penny stock rule" could make it cumbersome for brokers and dealers to trade in our Common Stock, making the market for our Common Stock less liquid which could cause the price of our stock to decline.

Trading of our Common Stock on the OTC Bulletin Board may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in our stock will be subject to additional sales practice requirements on broker-dealers. These may require a broker-dealer to:

•	make a special suitability determination for purchasers of our shares;
•	receive the purchaser's written consent to the transaction prior to the purchase; and
•	deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our Common Stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

A recapitalization through a reverse merger transaction is often heavily scrutinized by the SEC and we may encounter difficulties or delays in obtaining future regulatory approvals.

We were a privately-held company that, on November 29, 2005 merged into a largely inactive company with publicly traded stock. Historically, the SEC and NASD have not generally favored such transactions. Therefore, there is a significant risk that we may encounter difficulties in obtaining the regulatory approvals necessary to conduct future financing or acquisition transactions, or to eventually achieve a listing of shares on one of the NASDAQ stock markets or on national securities exchange. On June 29, 2005, the SEC adopted rules dealing with private company mergers into dormant or inactive public companies. As a result, it is likely that we will be scrutinized carefully by the SEC and possibly by the National Association of Securities Dealers or Nasdaq, which could result in difficulties or delays in achieving SEC clearance of any future registration statements or other SEC filings that we may pursue, in attracting NASD-member broker-dealers to serve as market-makers in our stock, or in achieving admission to one of the Nasdaq stock markets or any other national securities market. As a consequence, our financial condition and the value and liquidity of your shares may be negatively impacted.

We do not anticipate paying dividends in the foreseeable future. This could make our stock less attractive to potential investors.

We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business and we do not intend to declare or pay any cash dividends in the foreseeable future. Any future payment of cash dividends will be at the discretion of our Board of Directors after taking into account many factors, including our operating results, financial condition and capital requirements. Corporations that pay dividends may be viewed as a better investment than corporations that do not.

The authorization and issuance of preferred stock may prevent or discourage a change in our management.

Our amended Articles of Incorporation authorize the Board of Directors to issue up to 10,000,000 shares of preferred stock without stockholder approval. Such shares will have terms, conditions, rights, preferences and designations as the Board may determine. The rights of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of our outstanding Common Stock.

It may be difficult for a third party to acquire us, and this could depress our stock price.

Nevada corporate law includes provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could discourage information contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our Common Stock. For example:

(i)
without prior stockholder approval, the Board of Directors has the authority to issue one or more classes of preferred stock with rights senior to those of Common Stock and to determine the rights, privileges and inference of that preferred stock;

(ii)	there is no cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and

(iii)	stockholders cannot call a special meeting of stockholders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Common Stock by the selling stockholders pursuant to this resale prospectus. All proceeds from the sale of the Common Stock by the selling stockholders will be for the account of such selling stockholders. We will, however, receive the exercise price of options at the time of their exercise. Such proceeds will be contributed to working capital and be used for general corporate purposes.

SELLING STOCKHOLDERS

The following table lists the names of each selling stockholder and the number of shares of the Common Stock that could be sold by that individual pursuant to this resale prospectus.

Name & Title	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)(2)	Number of Shares of Common Stock Which May Be Offered (2)(3)	Number of Shares of Common Stock Owned after the Offering	Percentage of Outstanding Common Stock after the Offering(4)

Michael L. Weiner, Chairman (5)	66,125,526	200,000	65,925,526	48.81%
Steven Katz, Director	200,000	200,000	0	0
John F. Lanzafame, Director	300,000	200,000	100,000	*
Michael D. Riedlinger, President and Director	3,000,000	3,000,000	0	0
Kathleen A. Browne, Chief Financial Officer	800,000	800,000	0	0
Sarah M. Cooper, Chief Technology Officer	600,000	600,000	0	0

Shares attributable to future option grants (6)	4,190,000	4,190,000	0	0

*	Indicates shares held are less than 1% of our Common Stock.
(1)	The percentage of shares beneficially owned is based upon 121,074,740 shares of Common Stock outstanding as of March 15, 2006.
(2)	Includes shares subject to options that are not yet vested and exercisable.
(3)
Does not constitute a commitment to sell any or all of the stated number of shares of Common Stock. The number of shares of Common Stock offered shall be determined from time to time by each selling stockholder in his or her sole discretion.

(4)	Assumes sale of all of the shares of Common Stock which may be sold pursuant to this resale prospectus
(5)
Includes 64,925,526 shares and 1,000,000 options held by or issuable to Technology Innovations, LLC, of which Mr. Weiner is a member and manager. Mr. Weiner disclaims beneficial ownership of the shares held by Technology Innovations, LLC except to the extent of his beneficial ownership of a membership interest in Technology Innovations, LLC.

(6)
If, in the future, additional options are granted under the NaturalNano, Inc. 2005 Incentive Stock Plan to our officers or directors or to any person who would be deemed an affiliate of our company under Rule 405 promulgated by the SEC, we will supplement this reoffer prospectus to disclose the names of such persons and the number of shares of Common Stock to be sold by them, and will file such prospectus supplement with the SEC as required by Rule 424(b).

PLAN OF DISTRIBUTION

The shares of Common Stock may be sold from time to time by the selling stockholder, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of Common Stock may be sold by one or more of the following, without limitation:

(a)	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to the resale prospectus, as supplemented;

(c)	an exchange distribution in accordance with the rules of such exchange; and

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers.

The selling stockholder and sales to and through other broker-dealers or agents that participate with the selling stockholder in the sale of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

In addition, any securities covered by this resale prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this resale prospectus, as supplemented. From time to time, the selling stockholder may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the shares in connection therewith. Sales may also take place from time to time through brokers pursuant to pre-arranged sales plans intended to qualify under Commission Rule 10b5-1.

There is no assurance that the selling stockholder will sell all or any portion of the shares of the Common Stock covered by this resale prospectus.

All expenses of registration of the Common Stock, other than commissions and discounts of underwriters, dealers or agents, shall be borne by us. As and when we are required to update this resale prospectus, we may incur additional expenses.

LEGAL MATTERS

The validity of the Common Stock issuable under the NaturalNano, Inc. 2005 Stock Incentive Plan has been passed upon for us by Nixon Peabody LLP, Boston, Massachusetts.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2005 have been so incorporated in reliance on the report of Goldstein Golub Kessler LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference herein and shall be deemed to be a part hereof:

1.	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

2.
The description of our Common Stock contained in the registration statement filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of our Annual Report on Form 10-KSB covering such year shall cease to be Incorporated Documents or to be incorporated by reference in this Registration Statement or to be a part hereof from and after the filing of such Annual Report on Form 10-KSB.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities Counsel

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Our articles of incorporation provide that no director or officer shall have any liability to the company if the person acted in good faith and with the same degree of care and skill as a prudent person in similar circumstances.

Our articles of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices. However, nothing in our articles of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Business Corporations Act provides that he or she shall be indemnified against reasonable expenses incurred in connection with the proceeding.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following Exhibits are filed herewith:

Exhibit No.	Description

5	Opinion Nixon Peabody LLP as to the legality of the Registrant’s Common Stock.

23.1	Consent of Nixon Peabody LLP (included in the Opinion filed as Exhibit 5 hereto).

23.2	Consent of Goldstein Golub Kessler LLP, independent registered public accounting firm.

24	Power of Attorney (set forth on the signature page hereof).

99*	NaturalNano, Inc. 2005 Incentive Stock Plan.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the issuer’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above-mentioned provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of West Henrietta and the State of New York, on March 21, 2006.

NATURALNANO, INC.

By:	/s/ MICHAEL D. RIEDLINGER

Name: Michael D. Riedlinger Title: President (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Michael D. Riedlinger and Kathleen A. Browne and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead in any and all capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all post-effective amendments and supplements to said Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated below.

SIGNATURE	TITLE	DATE

/s/ Michael D. Riedlinger	President (Principal Executive Officer) and Director	March 21, 2006
Michael D. Riedlinger

/s/ Kathleen A. Browne	Chief Financial Officer (Principal Financial Officer and Principal	March 21, 2006
Kathleen A. Browne	Accounting Officer), Secretary and Treasurer

/s/ Michael L. Weiner	Chairman of the Board	March 21, 2006
Michael L. Weiner

/s/ Steven Katz	Director	March 21, 2006
Steven Katz

/s/ Ross B. Kenzie	Director	March 21, 2006
Ross B. Kenzie

/s/ John Lanzafame	Director	March 21, 2006
John Lanzafame

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion Nixon Peabody LLP as to the legality of the Registrant’s Common Stock.

23.1	Consent of Nixon Peabody LLP (included in the Opinion filed as Exhibit 5 hereto).

23.2	Consent of Goldstein Golub Kessler LLP, independent registered public accounting firm.

24	Power of Attorney (set forth on the signature page hereof).

99*	NaturalNano, Inc. 2005 Incentive Stock Plan.

*	Incorporated by reference to Appendix C to the Registrant’s Information Statement on Schedule 14C filed with the Securities and Exchange Commission on November 29, 2005.